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                                                                      EXHIBIT 23

                          INDEPENDENT AUDITORS' CONSENT

The Board of Directors
OSI Pharmaceuticals, Inc.

We consent to incorporation by reference in the registration statements on Forms S-3 (No. 333-12593, No. 333-2451 and No. 333-31474) and on Forms S-8 (No.
333-39509, No. 333-06861, No. 33-64713, No. 33-60182, No. 33-38443, and No.
33-8980) of OSI Pharmaceuticals, Inc. of our report dated December 22, 1999, relating to the consolidated balance sheets of OSI Pharmaceuticals, Inc. and subsidiaries as of September 30, 1999 and 1998, and the related consolidated statements of operations, stockholders' equity and cash flows for each of the years in the three-year period ended September 30, 1999, which report appears in the September 30, 1999 annual report on Form 10-K, as amended, of OSI Pharmaceuticals, Inc.

                                                        /s/  KPMG LLP

Melville, New York
May 22, 2000